Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and the related Prospectus of Kornit Digital Ltd. for the registration of Ordinary Shares offered by Kornit Digital Ltd. and up to 2,932,176 Ordinary Shares offered by the selling shareholder and to the incorporation by reference therein of our reports dated March 23, 2020, with respect to the consolidated financial statements of Kornit Digital Ltd. and the effectiveness of internal control over financial reporting of Kornit Digital Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
September 14, 2020	A Member of EY Global